News

DENBURY RESOURCES ANNOUNCES APPOINTMENT OF
NEW BOARD MEMBER

PLANO, TX – March 28, 2019 – Denbury Resources Inc. (NYSE: DNR) (“Denbury” or the “Company”) today announced the appointment of Mary M. VanDeWeghe to its Board of Directors (“Board”) on March 27, 2019. Ms. VanDeWeghe has been appointed to the Audit Committee and Reserves and Health, Safety and Environmental Committee of the Board.

Ms. VanDeWeghe has served as the President and Chief Executive Officer of Forte Consulting, Inc., a management and financial consulting firm, since March 2009, and was previously employed as a Finance Professor at Georgetown University from 2009-2016, Senior Vice President – Finance at Lockheed Martin Corporation from 2006-2009, a Finance Professor at the University of Maryland from 1996-2006, and in various positions at J.P. Morgan from 1983-1996. Ms. VanDeWeghe currently serves on the board of directors of Principal Funds, Inc., a global asset management organization. She previously has served on the boards of directors for Brown Advisory from 2003-2018, B/E Aerospace, Inc. from 2014-2017, W.P. Carey Inc. from 2014-2017, and Nalco Holding Company (and its successor Ecolab Inc.) from 2009-2014. Ms. VanDeWeghe has a Bachelor’s degree in Economics from Smith College, where she graduated Phi Beta Kappa, and received a Masters of Business Administration degree from the Amos Tuck School of Business at Dartmouth College, where she was a Tuck Scholar. Ms. VanDeWeghe has more than 35 years of experience developing and executing strategies to maximize shareholder value. Her areas of expertise include strategic planning, mergers & acquisitions, capital markets, risk management, project financing, venture capital, investment management, corporate governance and investor relations.

    Also announced today, Laura A. Sugg notified the Board that she will not stand for re-election to the Board at the Company’s upcoming annual meeting of stockholders to be held May 22, 2019. Ms. Sugg has been a member of the Board since 2012, currently serving as the Chairperson of the Compensation Committee.

John Dielwart, Chairman of the Board, said, “I am very pleased to announce the appointment of Meg to our Board. She will be an outstanding addition to our Board, bringing diverse experience and accomplishments that will nicely complement the Board’s skill set. I look forward to the leadership and perspectives that Meg will bring to the Board as we continue to grow and execute our strategy.

“On behalf of the entire Board and Denbury management team, I would like to thank Laura for her service on the Board over the past seven years. Her experience, leadership and knowledge of the industry have been invaluable.”

Denbury is an independent oil and natural gas company with operations focused in two key operating areas: the Gulf Coast and Rocky Mountain regions. The Company’s goal is to increase the value of its properties through a combination of exploitation, drilling and proven engineering extraction practices, with the most significant emphasis relating to CO2 enhanced oil recovery operations. For more information about Denbury, please visit www.denbury.com.

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DENBURY CONTACTS:
Mark C. Allen, Executive Vice President and Chief Financial Officer, 972.673.2000
John Mayer, Director of Investor Relations, 972.673.2383